                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[_] Preliminary proxy statement
[X] Definitive proxy statement
[_] Definitive additional materials
[_] Soliciting material pursuant to Rule 14a-11 or Rule 14a-12

                                Photomatrix, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) or 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed aggregate value of transaction: (5) Total fee paid:


    [_]  Fee paid previously with preliminary materials.

    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

    (1)  Amount previously paid:

    (2)  Form, schedule or Registration Statement No.:

    (3)  Filing party:

    (4)  Date filed:

    Notes:   None

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92008

                                 September 2, 1999


Dear Shareholder:

We are pleased to enclose your Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of Photomatrix, Inc., a California corporation (the "Company" or "Photomatrix"), to be held on Thursday, September 23, 1999 at 10:00 a.m. (local time) at the Company's corporate headquarters located at 1958 Kellogg Avenue, Carlsbad, California 92008.

At the Annual Meeting, you will be asked to elect the Board of Directors, to authorize an amendment to the Articles of Incorporation to effect a Company name change from Photomatrix, Inc., to National Manufacturing Technologies, Inc., and to ratify the selection of BDO Seidman as the Company's independent auditors.

The Board recommends that you vote FOR adoption of the proposals described above and in the Proxy Statement which accompanies this letter.

I encourage you to read this Proxy Statement in its entirety.


                                            Very truly yours,


                                             /s/ Patrick W. Moore
                                             ----------------------------------
                                             Patrick W. Moore, Chief Executive
                                             Officer

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92008

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 September 2, 1999


To:      Photomatrix Shareholders

The Annual Meeting of Shareholders of PHOTOMATRIX, INC. (the "Company") will be held on Thursday, September 23, 1999, at 10:00 a.m., local time, at the Company's headquarters located at 1958 Kellogg Ave., Carlsbad, California 92008, for the following purposes:

(1) To elect six directors for the ensuing year and until their successors are elected.

(2) To approve an amendment to and restatement of the Company's Amended and Restated Articles of Incorporation in order to change the name of the Company from Photomatrix, Inc., to NATIONAL MANUFACTURING TECHNOLOGIES, INC.

(3) To ratify the appointment by the Company's Board of Directors of BDO Seidman as independent auditors for the 1999 and 2000 fiscal years.

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on August 4, 1999 are entitled to receive notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend the meeting, please sign, date, and promptly return the enclosed proxy in the accompanying envelope. Any shareholder attending the meeting may vote in person, even if he or she has previously returned a proxy.

                                    By Order of the Board of Directors


                                    Roy L. Gayhart
                                    Secretary
Carlsbad, California
September 2, 1999

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92008

                                 PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of PHOTOMATRIX, INC. ("Photomatrix" or the "Company") to be used at the Annual Meeting of Shareholders to be held on Thursday, September 23, 1999, at 10:00 a.m., local time (the "Meeting Date"), at the Company's headquarters located at 1958 Kellogg Avenue, Carlsbad, California 92008, and any adjournment thereof. This proxy statement and the accompanying form of proxy are being first mailed to holders of Photomatrix's Common Stock ("Common Stock") on or about September 2, 1999.

Photomatrix will bear the cost of the solicitation of proxies. In addition, the Company may reimburse brokers, banks, custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their reasonable charges and expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. Proxies may be solicited by certain of the Company's directors, officers and regular employees without additional compensation, personally or by telephone, additional mailings or telegram.

The Company's principal offices are located at 1958 Kellogg Avenue, Carlsbad, California, and the Company's telephone number is (760) 431-4999.

VOTING SECURITIES

Shareholders of record as of the close of business on August 4, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. At the Record Date, 9,914,000 shares of Common Stock were outstanding. Except as described below, each of the 9,914,000 outstanding shares may be voted once on each matter to come before the meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

Each shareholder voting in the election of directors may cumulate votes for nominated directors, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or may distribute such votes on the same principle among as many nominated candidates as the shareholder chooses. No shareholder, however, may cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice prior to the voting of his or her intention to cumulate votes.

Voting for the election of directors may be, but need not be, by ballot. It will be by ballot if before the voting begins a shareholder demands that ballots be used. A plurality of votes shall elect the directors; that is, provided a quorum is present, the six persons receiving the greatest number of affirmative votes shall be elected. All matters other than the election of directors and matters identified in this Proxy Statement as requiring approval by the affirmative vote of a majority of the outstanding shares must be approved, if at all, by a majority of the shares represented and voting, provided such majority is also a majority of the required quorum.

Abstentions will be counted for purposes of determining whether a quorum is present at the meeting. For matters other than election of directors, abstentions will have the effect of a "no" vote due to the majority requirements described above. Broker non-votes will not be counted for the purpose of determining whether a quorum is present. Broker non-votes will have no effect on actual voting, unless approval by affirmative vote of the majority of outstanding shares is required, in which case a broker non-vote will have the effect of a "no" vote.

Votes will be counted by the Company's proxy tabulators and inspectors of election.

Shareholders may revoke any proxy given pursuant to this solicitation by delivering prior to the Annual Meeting a written notice of revocation or a duly-executed proxy bearing a later date or by attending the meeting and voting in person. Shares represented by a properly-executed and returned proxy will be voted at the Annual Meeting in accordance with any directions noted on the proxy and, if no directions are indicated, the shares represented by the proxy will be voted in favor of the proposals set forth in the notice attached hereto.

                   BENEFICIAL OWNERSHIP OF COMPANY SECURITIES

The following table sets forth information as of July 12, 1999, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. Except as noted below, each shareholder has sole voting and investment powers with respect to the shares shown.

Name of Beneficial                   Number of Shares         Percent of Shares of
Owner or Group                       of Common Stock (1)      Common Stock Outstanding
--------------                       ----------------         ------------------------
Patrick W Moore                      1,826,501                18.21%
William L. Grivas                    1,762,998 (2)            17.58%
James P. Hill                        1,580,176 (3)            15.74%
Aundir Trust Company Ltd. (4)        1,054,002 (5)            10.51%

(1) Includes and reflects the ownership of common stock subject to options exercisable within 60 days of July 12, 1999.

(2) Includes 1,720,998 shares and options for shares owned directly by William L. Grivas and 42,000 shares owned by family members.

(3) Includes 168,824 shares owned by Loma Services Corporation, of which Mr. Hill's wife is the sole shareholder, 1,000 shares owned by Loma Services Money Purchase Pension Plan in which both Mr. Hill and his wife are holders of beneficial interest and 1,410,352 shares owned by Mr. Hill as Trustee of the Hill Family Trust.

(4) The address of Aundir Trust Company Ltd. is Castletown, Isle of Man, British Isles.

(5) These shares are beneficially owned by Aundir Trust Company Ltd. as trustee of the Bulldog Trust and the Pitkin Trust, irrevocable trusts established by Sam Wyly and Charles J. Wyly, Jr., respectively. The record holders are Tensas, Ltd. and Roaring Creek, Ltd., which are corporations wholly owned by such trusts. Sam Wyly and Charles J. Wyly, Jr. disclaim beneficial ownership of these shares.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Company's Board of Directors is to consist of from four to seven members and currently authorizes a Board consisting of seven members. It is the intention of the Board that the Board be comprised of six directors, leaving the seventh director seat open for a possible appointment related to a possible future acquisition. The Board has proposed the following six nominees to serve on the Board from the date of their election and to hold office until the next Annual Meeting and until their respective successors are elected and qualified.

Should any of the nominees decline or be unable to serve as a director, the persons authorized in the Proxy to vote on your behalf will vote with full discretion in accordance with their best judgements. The Company knows of no reason why any nominee listed below would not be available for election or, if elected, would not be willing or able to serve. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom votes are cumulated will be determined by the proxy holders. Proxies cannot be voted for a greater number of persons than the number of persons nominated.

NOMINEES

Mr. PATRICK W. MOORE has been a Director of the Company since January 1991. Mr. Moore assumed the duties of Chief Executive Officer and Vice Chairman of the Company effective as of June 5, 1998. Mr. Moore, who has served as the President of I-PAC Manufacturing, Inc. since 1990, has significant business experience in both the private and public sectors. From 1986 to 1990, Mr. Moore served as President of Southwest General Industries, a privately-held electronic contract manufacturing company. From 1981 to 1986, Mr. Moore served as President of the San Diego Private Industry Council and as Executive Director of the San Diego Regional Employment and Training Consortium. Mr. Moore has served on the National Commission on Employment Policy, committees of the National Academy of Science, and as the national president of various trade organizations based in Washington, D.C. Mr. Moore is 51 years of age.

Mr. JAMES P. HILL has been a Director of the Company since June 1998. Mr. Hill is, and for at least the last five years has been, one of the managing directors, and president, specializing in bankruptcy law, commercial law, and civil litigation, of the San Diego law firm of Sullivan, Hill, Lewin, Rez & Engel. Mr. Hill was a Director of the San Diego Bankruptcy Forum from 1991 through 1994 and the Chairman of the Commercial Law Section of the San Diego County Bar Association from 1985 through 1987. Mr. Hill is 47 years of age.

Mr. MICHAEL J. GENOVESE has been a Director of the Company since February 1999. Mr. Genovese is a partner with the law firm of Grant, Hanley & Genovese, LLP, specializing in the area of business transactional law, including general business, real estate acquisition and sale, and taxation law. Mr. Genovese started his professional career with Ernst & Ernst (currently Ernst & Young, LLP) in 1971 until 1977 when he commenced the practice of law. Mr. Genovese is a member of the Orange County Bar Association, the California State Bar Association (Business Law, Real Property Law and Taxation Sections), and the American Bar Association (Business law, Real Property, Probate & Trust Law, and Taxation Sections). Mr. Genovese is 50 years of age.

Dr. MICHAEL R. MOORE is the sole shareholder of Western Spine Center, P.C., located in Aurora, Colorado, where he has practiced as an orthopedic surgeon, specializing in spine surgery, since 1997. From 1990 to 1997, Dr. Moore was a major shareholder and practicing surgeon at the Colorado Spine Center. Dr. Moore earned his medical degree from Johns Hopkins University School of Medicine and has been selected as an approved investigator by the Food and Drug Administration for clinical trials of a new spinal fusion device. From 1976 to 1980, he held various positions as an engineer for Portland General Electric Co. Dr. Moore is the brother of Patrick W. Moore. Dr. Moore is 45 years of age.

Mr. BINH Q. LE is Deputy General Director of BVT & Co. and General Director and shareholder for DELICES Co., Ltd., a division of BVT & Co., Ltd., a Vietnam-based importer since 1998. He also serves as President and sole shareholder of Le Mortgage, Inc. (d.b.a. All City Financial Corporation), a commercial and residential mortgage broker, a position which he has held since 1987. From 1985 to 1987, Mr. Le was General Plant Manager at

Southwest General Industries, a privately-held electronic contract manufacturing company. From 1976 to 1985, he served on the San Diego Private Industry Council. Mr. Le is 53 years of age.

Mr. LINCOLN R. WARD, JR. is President of Linc Ward Consulting, specializing in marketing and business management consulting, a position which he has held since 1986. In addition, since 1994 he has been Executive Vice President of Avery Bennett, Inc. (formerly Princeton Masters International), an employment agency, where he is responsible for executive search and career counseling activities. From 1980 to 1986 Mr. Ward held various positions for Pacific Bell and AT&T, including Vice President and General Manager of Pacific Bell in San Diego, California. Mr. Ward has served as an elected director on the Board of Directors of several companies, including Langley Corporation, Fleet Aerospace, ExCel, Mednet (Medi-Mail) and MobilWorks. Mr. Ward is currently Chairman of St. Vincent de Paul Villages USA and a member of the Eagle Scouts Board of Review of the Boy Scouts and heads the Select Committee on Government Efficiency & Reform, a citizens' effort to improve the effectiveness and efficiency of City of San Diego operations. Mr. Ward is 75 years of age.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                         FOR THE NOMINEES LISTED ABOVE.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During fiscal year 1999, there were nine meetings of the Board of Directors. All of the Company's directors attended at least 75 percent of all meetings of the Board of Directors and other committees of the Board on which such directors served during fiscal year 1999.

The standing committees of the Board of Directors of the Company are the Compensation Committee, the Nominating Committee, and the Audit Committee.

The principal duties of the Compensation Committee are to review and recommend all compensation of directors, officers, and employees of the Company, to administer and manage the Company's incentive compensation plans, to determine grants of stock options under Company plans, and to report to the Board of Directors of the Company. Current members of the Compensation Committee are Messrs. Staley, Sharp and Genovese. The Compensation Committee met four times during fiscal year 1999.

The Nominating Committee's principal duties are to nominate persons to serve on the Board of Directors of the Company and to report to the Board. The members of the Nominating Committee are Messrs. Moore, Hill and Staley. The Nominating Committee does not solicit or consider nominations from shareholders. The Nominating Committee met three times during fiscal year 1999.

The principal duties of the Audit Committee are to advise and assist the Board of Directors in evaluating the performance of the Company's independent auditors, including the scope and adequacy of the auditor's examination, and to review with the auditors the accuracy and completeness of the Company's financial statements and procedures. The members of the Audit Committee are Messrs. Staley, Sharp and Genovese, none of whom are officers or employees of the Company. The Audit Committee met three times during fiscal year 1999.

                              DIRECTOR COMPENSATION

Directors who are also officers or employees of the Company or subsidiaries receive no additional compensation for their services as directors. In prior years and during the first quarter of fiscal year 1999, Directors who are not employees of the Company (Messrs. Moore, Sharp and Staley) were paid a fee of $1,000 plus $250 for each Board or Committee meeting attended. For the period from July 1, 1998 to December 11, 1998, Directors who were not employees (Messrs. Hill, Sharp and Staley), were each entitled to receive a fee of $2,000. For the period from December 11, 1998 to March 31, 1999, Directors who were not employees (Messrs. Hill, Sharp and Staley), were each entitled to receive a fee of $10,000. From April 1, 1999, all outside directors (Messrs. Genovese, Hill, Sharp and Staley) each shall receive a quarterly fee of $2,500, plus additional fees of $1,000 for attending a second meeting in any such quarter and $250 for participating in any Board meetings by telephone. All outside directors (Messrs. Genovese, Hill, Sharp and Staley) also each received options to purchase 25,000 shares of Photomatrix common stock. These options vest over two years. Messrs. Moore, Sharp and

Staley also each received $6,900 as payment in lieu of stock options that they should have received prior to the June 5, 1998 merger between Photomatrix and I-PAC. In addition, Directors are reimbursed for reasonable travel expenses incurred in attending meetings.

               STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the ownership of Photomatrix common stock by Directors and Executive Officers:

                                                        Shares of Common Stock       Percent of Shares of
                                                        Beneficially Owned           Common Stock Outstanding
Name of Beneficial Owner or Group                       as of July 12, 1999 (1)      as of July 12, 1999 (1)
---------------------------------                       -----------------------      -----------------------
Patrick W. Moore, Chief Executive Officer               1,826,501 (2)                18.21%
William L. Grivas, Former Chairman (3)                  1,762,998 (4)                17.58%
Suren G. Dutia, Director                                374,366 (5)                  3.73%
James P. Hill, Director                                 1,580,176 (6)                15.74%
John F. Staley, Director                                140,033 (7)                  1.40%
Ira H. Sharp, Director                                  81,667 (8)                   *
Michael Genovese, Director                              --                           *
J. Larry Smart, Former Director (9)                     10,000 (10)                  *
Roy L. Gayhart, Chief Financial Officer, Secretary      78,000 (11)                  *
All directors and executive officers as a group         5,852,741                    57.92%

(1) Includes and reflects the ownership by the named director or officer of shares of Common Stock subject to options exercisable within 60 days of July 12, 1999.

(2)  Includes options to purchase 227,274 shares.

(3) Mr. Grivas resigned as director and chairman of the Photomatrix Board of Directors on January 18, 1999.

(4)  Includes 1,720,998 shares and options for shares owned directly by William
     L. Grivas and 42,000 shares owned by family members.

(5)  Includes options to purchase 266,667 shares.

(6) Includes 168,824 shares owned by Loma Services Corporation, of which Mr. Hill's wife is the sole shareholder, 1,000 shares owned by Loma Services Money Purchase Pension Plan in which both Mr. Hill and his wife are holders of beneficial interest and 1,410,352 shares owned by Mr. Hill as Trustee of the Hill Family Trust.

(7)  Includes options to purchase 80,000 shares.

(8)  Includes options to purchase 76,667 shares.

(9)  Mr. Smart resigned as Director effective December 18, 1998.

(10) Includes options to purchase 10,000 shares.

(11) Includes options to purchase 78,000 shares.

* Less than 1%

                             EXECUTIVE COMPENSATION

                 Summary of Cash and Certain Other Compensation

The following table shows, for the most recent three years, the cash compensation paid by the Company, as well as all other compensation paid or accrued for those years, to the Executive Officers of the Company as of March 31, 1999. No other executive officers of the Company earned annual salary and bonus in excess of $100,000 during the fiscal year 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                 COMPENSATION
                                       ANNUAL COMPENSATION                       AWARDS
                                 --------------------------------------          ---------------
                                                                                 SECURITIES
NAME AND                                                                         UNDERLYING
PRINCIPAL POSITION               YEAR     SALARY       BONUS      OTHER          OPTIONS/SARS(#)
------------------               ----     --------     -----      -----          ---------------
William L. Grivas,
  Former Chairman (1) (2)        1999     $125,000     $0         $2,800 (3)     153,941
                                 1998     --           --         --             --
                                 1997     --           --         --             --
Patrick W. Moore,
  Chief Executive Officer (2)    1999     $125,000     $0         $2,700 (4)     153,941
                                 1998     --           --         --             --
                                 1997     --           --         --             --

Suren G. Dutia,
  Former Chairman, CEO           1999     $140,000     $0         $46,500(5)     --
  and President (8)              1998     $140,000     $0         $11,200 (5)    --
                                 1997     $154,400     $30,000    $15,000 (5)    --

Roy L. Gayhart,
  Chief Financial Officer (6)    1999     $114,000     $25,000    $7,750 (7)     210,000
                                 1998     $97,000      $0         $5,800(7)       40,000
                                 1997     --           --         --             --

(1) Mr. Grivas resigned as Chairman of the Photomatrix Board of Directors on January 18, 1999, at which time he also took a paid leave of absence. Mr. Grivas' leave of absence, as well as his status as an employee, terminated as of the expiration of his employment agreement on June 30, 1999.

(2) Mr. Grivas and Mr. Moore were not Executive Officers of the Company prior to fiscal year 1999.

(3) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($0) and medical premiums ($2,800) for 1999.

(4) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($0) and medical premiums ($2,700) for 1999.

(5) Includes accrued severance pay ($32,300 in 1999), company matching contributions to the Photomatrix Savings and Investment Plan ($2,500, $4,900 and $4,800,) and supplemental life and medical premiums ($11,700, $7,400 and $10,200) for 1999, 1998 and 1997, respectively.

(6) Mr. Gayhart was not an employee or Executive Officer of the Company prior to fiscal year 1998.

(7) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($2,500 and $800) and medical premiums ($5,250 and $5,000) for 1999 and 1998, respectively.

(8) Mr. Dutia resigned as Chairman and CEO on June 5, 1998 and as President on June 21, 1999. He remains a Director.

EMPLOYMENT AGREEMENTS. Mr. Moore and Mr. Gayhart are employed under employment agreements that expire on September 30, 1999. Mr. Grivas and Mr. Dutia were employed under employment agreements that expired on June 30, 1999 and July 31, 1999, respectively. Mr. Grivas resigned as Chairman on
January 18, 1999 and his employment terminated on June 30, 1999. Mr. Dutia resigned as President on June 21, 1999 and his employment terminated on July 31, 1999. The Company and Mr. Gayhart have agreed that his employment will terminate on September 30, 1999. If Mr. Moore's, or Mr. Gayhart's employment is terminated by the Company without cause prior to the end of its term, then he will be entitled to receive his base salary, stock option vesting and health insurance benefits for the remainder of the term.

OFFICERS SEVERANCE POLICY. In 1988, the Company's Board of Directors adopted an Officers' Severance Policy that was modified in November 1990, February 1997 and in April 1999. Under the policy, Mr. Dutia began receiving twelve weeks' compensation beginning August 1, 1999 and Mr. Gayhart will begin receiving eight weeks compensation beginning October 1, 1999. In addition, Mr. Moore is to receive twelve weeks' compensation upon termination of employment by the Company, in addition to amounts due him under his employment contract.

STOCK OPTION GRANTS

The following table shows certain information concerning stock options granted during fiscal year 1999 to the Company's executive officers:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR
                                    INDIVIDUAL GRANTS                                             OPTION TERM (1)
                        -------------------------------------------                         -------------------------
                                          PERCENT OF
                        NUMBER OF         TOTAL
                        SECURITIES        OPTIONS/SARS     EXERCISE
                        UNDERLYING        GRANTED TO       OR BASE
                        OPTIONS/SARS      EMPLOYEES IN     PRICE       EXPIRATION           5%             10%
NAME                    GRANTED (#)       FISCAL YEAR      ($/SH)      DATE                 ($)            ($)
----                    -----------       -----------      ------      ----                 ---            ---
Patrick W. Moore        153,941           19.0%            $0.4875     June 4, 2008         $19,000        $75,000

William L. Grivas       153,941           19.0%            $0.4875     June 4, 2008         $19,000        $75,000

Roy Gayhart             200,000           24.7%            $0.625      October 15, 2008          --        $70,000

Roy Gayhart             10,000            1.2%             $0.81       April 18, 2008            --        $ 2,000

(1) The potential realizable value is calculated pursuant to SEC regulations by assuming the indicated annual rates of stock price appreciation for the option term. Actual realized value will depend on the actual annual rate of stock price appreciation for the option term. This calculation assumes that the market price of the stock as of June 12, 1999 of $0.375 would appreciate to $0.6108 and $0.97265, at 5% and
         10% annual rates of price appreciation respectively.

AGGREGATED STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE TABLE

The following table sets forth certain information regarding the number and value of specified unexercised options held by the Executive Officer as of March 31, 1999:

                                                                                VALUE OF UNEXERCISED
                                NUMBER OF UNEXERCISED OPTIONS(1)              IN-THE-MONEY OPTIONS(2)
                          --------------------------------------         ------------------------------------
NAME                      EXERCISABLE            UNEXERCISABLE           EXERCISABLE            UNEXERCISABLE
----                      -----------            ---------------         -----------            -------------
Patrick W. Moore          190,607                36,667                        -                      -

William L. Grivas         153,941                     -                        -                      -

Roy Gayhart                20,000               230,000                        -                      -

Suren G. Dutia            183,334                83,334                  $13,000                      -

(1)      No options were exercised in fiscal year 1999.

(2) The value is calculated as the total market value of stock subject to the options on June 12, 1999 ($0.375 per share), less the total of the option exercise prices.

TEN YEAR OPTION REPRICING TABLE

In July 1997 the Compensation Committee offered to reprice a portion of the option shares previously granted to Mr. Dutia which had an original exercise price in excess of the market value of the Company's common stock at that time. This offer was made in conjunction with identical offers to most employees. The following table sets forth the specified information concerning all options repriced for all executive officers of the Company for the period August 1987 (initial public offering) through July 1999.

                                                                                                           LENGTH OF
                                        NUMBER OF                                                          ORIGINAL
                                        SHARES           MARKET PRICE                                      OPTION TERM
                                        UNDERLYING       OF STOCK AT     EXERCISE                          REMAINING AT
                                        OPTIONS          TIME OF         PRICE AT TIME    NEW EXERCISE     DATE OF
NAME                DATE                REPRICED         REPRICING       OF REPRICING     PRICE            REPRICING
----                ----                --------         ---------       ------------     -----            ---------
S. Dutia,           November 1990       200,000          $0.18           $3.75            $0.18            8 years
  President
S. Dutia,           June 1995           25,000           $1.25           $4.13            $1.69            9 years
  President
S. Dutia,           November 1995       166,667          $0.88           $1.31-$2.91      $0.88            6-9 years
  President
S. Dutia,           July 1997           166,667          $0.37           $0.88            $0.37            4-7 years
  President
B. Myers,           November 1995       100,000          $0.18           $1.50-$3.48      $0.18            8 years
  Former CFO
B. Myers,           June 1995           16,667           $1.25           $4.13            $1.69            9 years
  Former CFO
B. Myers,           November 1995       116,667          $0.88           $1.31-$2.91      $0.88            6-9 years
  Former CFO

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and to furnish to the Company copies of all Section 16(a) forms they file. During the fiscal year ended March 31, 1999, certain of the directors and officers of the Company did not file Form 3 and 4 reports specified under Section 16(a) of the Securities Exchange Act of 1934. On January 21, 1999, Michael J. Genovese was elected a director of the Company and did not timely file a Form 3. On December 11, 1998, directors Hill, Sharp, and Staley each were granted options to purchase 25,000 shares of the Company's Common Stock as part of their compensation as Directors. The Company has not yet issued certificates for these options and these Directors did not timely file a Form 4 reflecting this change in beneficial ownership. On October 16, 1998, Roy L. Gayhart, the Chief Financial Officer of the Company, was granted options to purchase 200,000 shares of the Company's Common Stock. The Company has not yet issued a certificate for these options and Mr. Gayhart did not file a Form 4 reflecting this change in beneficial ownership on a timely basis. On July 20, 1998, Mr. Larry Smart was elected a director of the Company and did not timely file a Form 3 reflecting that status. On May 12, 1998, the pension plan of a company affiliated with Mr. Hill purchased 1,000 shares of the Company's Common Stock on the open market and did not timely file a Form 4 reflecting this change in beneficial ownership. On October 21, November 1, December 1, and December 11, 1998, Mr. Smart was granted options to purchase 5,000, 5,000, 5,000, and 25,000 shares of the Company's Common Stock, respectively. Mr. Smart resigned as a director on December 18, 1998, and, as a consequence of that resignation, the options granted on December 1, 1998 and December 11, 1998 were canceled. These changes in beneficial ownership were not timely reported by Mr. Smart on Form 4.

                            BENEFIT PLAN DESCRIPTIONS

The following are brief descriptions of the benefit plans provided to the Company's executive officers:

1998 STOCK OPTION PLAN

The Photomatrix, Inc. 1998 Stock Option Plan ("1998 Plan") was adopted by the Company's Board of Directors in February 1998 and approved by the Company's shareholders in June 1998. The 1998 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 1,500,000 shares of Common Stock. As of March 31, 1999, no shares of Common Stock were reserved for issuance pursuant to the 1998 Plan.

The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee or Board member of the Company or its subsidiaries. Approximately 120 employees and six Board members are currently eligible to participate in the Plan, and 462,000 options are currently outstanding.

The exercise price of an incentive option may not be less than 100% (or 110% in the case of a person who is the beneficial owner of more than 10% of the Company's outstanding shares) of the fair market value per share on the date of grant, and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1998 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ or the over the counter market. Subject to these limitations, the Committee determines the exercise price.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees must vest at a rate of at least 20% per year during the five years following the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee or Board member during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1998 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.

1994 STOCK OPTION PLAN

The Photomatrix, Inc. 1994 Stock Option Plan ("1994 Plan") was adopted by the Company's Board of Directors in May 1994 and approved by the Company's shareholders in July 1994. The 1994 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 366,666 shares of Common Stock. As of March 31, 1999, a total of 366,666 shares of Common Stock were reserved for issuance pursuant to the 1994 Plan, all of which were subject to outstanding options, and no options were available to be granted in the future.

The 1994 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee of the Company or its subsidiaries. Approximately 120 employees are currently eligible to participate in the Plan, and options are currently held by 17 of these employees.

The exercise price of an incentive option may not be less than 100% (or 110% in the case of a person who is the beneficial owner of more than 10% of the Company's outstanding shares) of the fair market value per share on the date of grant, and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1994 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ or the over the counter market. Subject to these limitations, the Committee determines the exercise price. Because the Company has a substantial net operating loss carryforward for federal income tax purposes and would not materially benefit from a compensation deduction, the Committee generally has awarded incentive stock options to employees.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees typically vest as follows: 33% to 50% of the options granted vest 12 months following the date of grant, 33% to 50% vest 24 months following the date of grant and 0% to 34% vest 36 months following the date of the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1994 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.

1992 STOCK OPTION PLAN

The Photomatrix, Inc. 1992 Stock Option Plan ("1992 Plan") was adopted by the Company's Board of Directors in May 1992 and approved by the Company's shareholders in July 1992. The 1992 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 333,333 shares of Common Stock. As of March 31, 1999, no options remained available for grant under the 1992 Plan.

The 1992 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to award incentive or nonqualified options to any employee or Board member of the Company or its subsidiaries. Approximately 120 employees and six Board members are currently eligible to participate in the Plan, and options are currently held by nine employees and six Board members.

The exercise price of an incentive option may not be less than 100% (or 110% in the case of a person who is the beneficial owner of more than 10% of the Company's outstanding shares) of the fair market value per share on the date of grant, and the exercise price for a nonqualified option may not be less than 85% of the fair market value per share on the date of grant. The 1992 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ or the over the counter market. Subject to these limitations, the Committee determines the exercise price. Because the Company has a substantial net operating loss carryforward for federal income tax purposes and would not materially benefit from a compensation deduction, the Committee generally has awarded incentive stock options to employees.

The Committee also determines the schedule pursuant to which options become exercisable. Options granted to officers and employees typically vest as follows: 33% to 50% of the options granted vest 12 months following the date of grant, 33% to 50% vest 24 months following the date of grant and 0% to 34% vest 36 months following the date of the grant. The only condition to vesting imposed under outstanding options is continuous service as an employee or Board member during the vesting period. All outstanding options automatically vest, in full, in the event of the dissolution or liquidation of the Company or, in the event of a reorganization, merger or consolidation of the Company, if the Company is not the surviving company.

Options granted under the 1992 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability, his vested options expire within 90 days of the termination. In the case of death or permanent disability, the vested options expire within 12 months of employment termination.

The exercise price is payable in full, in cash, or in the discretion of the Committee, by the delivery of outstanding shares of Common Stock owned by the participant, at the time of exercise of the option.

SAVINGS AND INVESTMENT PLAN. The Photomatrix, Inc. Savings and Investment Plan (the "Savings Plan") generally covers all employees of the Company and its subsidiaries (other than Photomatrix) who are at least age 21 and have completed at least six months of service with the Company. The Savings Plan is a qualified plan under Section 401(a) of the Code and meets the requirements of Section 401(k) of the Code. Under the Savings Plan, participants may elect to contribute between 2% and 10% of their annual compensation each year to the Savings Plan. The Company may make a discretionary matching contribution to the Savings Plan each year. For fiscal year 1999, until the quarter ended December 31 1998, the Company made a matching contribution in an amount equal to 50% of the first 6% of compensation contributed by each participant. After the quarter ended December 31, 1998, no matching contributions were made to the Savings Plan.

Through June 30, 1998, participants could elect to invest their accounts in one of three mutual funds (a) the Janus Fund, which is a common stock fund,
(b) Invesco Industrial Income Fund, which is a common stock fund or Dreyfus Short-Intermediate Government Fund, which invests in government obligations. Effective July 1, 1998, the Savings Plan entered into a group annuity contract with Manulife Financial, thereby offering its participants more than thirty different investment options. Participants immediately acquire a vested interest in their own contributions to the Savings Plan and acquire a vested interest in the matching contributions by the Company and in any earnings thereon according to a 6-year vesting schedule, pursuant to which participants become 10% vested for each of the first three years of service, and an additional 20% vested for each of the next two years of service and an additional 30% vested for the following year. Participants' vested interests are distributed after termination of employment. In addition, participants may make withdrawals from their accounts while employed if they are either
(a) over age 59-1/2 or (b) experiencing an extreme financial hardship.

SUPPLEMENTAL LIFE INSURANCE AND MEDICAL PREMIUM PLANS. During fiscal 1999, the Company provided life insurance to its executive officers in the amount equal to five times base salary. The Company no longer provides this benefit. The Company also pays medical insurance costs for its executive officers. Such costs are based on a fixed premium. In addition, the Company pays supplemental medical premiums for Mr. Dutia and will continue to do so through November of 1999. These premiums cover any medical expenses that are not covered by the Group Medical Plans that are available to all employees.

 PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                ARTICLES OF INCORPORATION TO EFFECT NAME CHANGE

The Company is asking shareholders to vote on a proposal to amend and restate the Company's Amended and Restated Articles of Incorporation (the Articles) in order to change the name of the Company from Photomatrix, Inc. to National Manufacturing Technologies, Inc. The Board of Directors has unanimously approved such an amendment to and restatement of the Articles, and a complete copy of the proposed Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Exhibit A.

The Company desires to change the name of the Company from Photomatrix, Inc., because the Company believes the present name does not adequately reflect the Company's business operations subsequent to the recent sale of product rights and assets of the Company's scanner division to Scan-Optics; because the name Photomatrix, Inc., has been historically associated with image capture products; and because the Company desires to differentiate its remaining businesses from the image capture business.

The Company desires to change the name of the Company to National Manufacturing Technologies, Inc., because the Company believes the proposed name would more adequately reflect the services currently offered by the Company, as well as its continuing strategy to vertically integrate manufacturing services, as demonstrated by its recent acquisitions of I-PAC Manufacturing Inc., National Metal Technologies, Inc. and I-PAC Precision Machining, Inc.. Also, the Company believes that the word "manufacturing" is reflective of its core competency, the creation of value-added manufactured goods.

If the proposed name change is adopted, only the Company's name will change. The Company will use the name National Manufacturing Technologies, Inc. in its communications with shareholders and the investment community. Also, if the name change is adopted, it is anticipated that the Company's Common Stock will be traded under a new symbol such as "NMFG". Final determination of any symbol change will be subject to the approval of NASDAQ. Changing the Company's name does not alter any of the rights of shareholders.

Upon consummation of the proposed name change, it will not be necessary to surrender Photomatrix, Inc., stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the name National Manufacturing Technologies, Inc., will be issued.

If any action, suit, proceeding or claim is instituted, made or threatened related to the proposed name change, which would make effectuation of the proposed name change inadvisable in the opinion of the Company's Board of Directors, or if there exists any other circumstance which would make effectuation of the proposed name change inadvisable in the opinion of the Company's Board of Directors, the proposal to amend and restate the Articles may be terminated by the Board of Directors either before or after approval of the name change by the shareholders.

Approval of the amendment to and restatement of the Articles to effect the name change requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
      IN FAVOR OF THIS PROPOSAL TO AMEND AND RESTATE THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A CHANGE IN THE COMPANY'S
    NAME FROM PHOTOMATRIX, INC., TO NATIONAL MANUFACTURING TECHNOLOGIES, INC.

        PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Photomatrix's Board of Directors has selected BDO Seidman as Photomatrix's independent auditors for the fiscal years 1999 and 2000. In the absence of instructions to the contrary, the shares represented by the proxy delivered to the Board of Directors will be voted in favor of ratification of this appointment. A representative of BDO Seidman is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as he or she may desire.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION
    OF THE APPOINTMENT OF BDO SEIDMAN AS THE COMPANY'S INDEPENDENT AUDITORS
                     FOR THE FISCAL YEARS 1999 AND 2000.


                                  ANNUAL REPORT

The Annual Report of the Company for the 1999 Fiscal Year on Form 10-KSB, which includes financial statements for the fiscal year ended March 31, 1999, is being mailed with this proxy statement to shareholders of record on August 4, 1999. The Annual Report is not considered to be part of this proxy statement. The Company has filed this Report with the Securities and Exchange Commission.

At the discretion of the Company, additional copies of this report, excluding exhibits, will be furnished to shareholders without charge upon written request to Roy Gayhart, Photomatrix, Inc., 1958 Kellogg Avenue, Carlsbad, California 92008. A copy of any exhibit will be furnished to any shareholder upon written request and payment to the Company of a copying charge of 25 cents per page. Requests for copies of exhibits should also be directed to the above address.

Copies of the Annual Report on Form 10-KSB, together with exhibits, can also be obtained at the EDGAR-Online website located at http://www.edgar-online.com

                              SHAREHOLDER PROPOSALS

Shareholders of the Company who intend to submit proposals to the Company's shareholders at the Company's Annual Meeting of Shareholders to be held in 2000 must submit such proposals to the Company no later than April 21, 2000, in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to that meeting. Shareholder proposals should be submitted to Secretary, Photomatrix, Inc., 1958 Kellogg Avenue, Carlsbad, California 92008.

                                 OTHER BUSINESS

Photomatrix knows of no other business to be submitted to the meeting. If any other business properly comes before the meeting or any adjournment thereof, the persons named as proxy holders on the enclosed proxy card intend to vote the shares represented in accordance with their best judgment in the interest of the Company.

                                               ROY L. GAYHART
                                               Secretary

September 2, 1999
Carlsbad, California

                                                                       Exhibit A

                                 CERTIFICATE OF
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                               PHOTOMATRIX, INC.,
                            a California corporation


Patrick W. Moore and Roy L. Gayhart certify that:

1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of the corporation named above.

2. The Articles of Incorporation of the corporation shall be amended and restated in full to read as follows:

                                    ARTICLE I

                  The name of the corporation is National Manufacturing Technologies, Inc.

                                   ARTICLE II

         The purpose of the corporation is to engage in any lawful activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                   ARTICLE III

The name and complete business address and the state of the corporation's agent for service of process is:

                                Patrick W. Moore
                               1958 Kellogg Avenue
                               Carlsbad, CA 92008

                                   ARTICLE IV

         The Corporation is authorized to issue two classes of shares of capital stock to be designated respectively Common Stock and Preferred Stock. The number of shares of Common Stock authorized is 30,000,000. The number of shares of Preferred Stock authorized is 3,173,275. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                    ARTICLE V

         The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE VI

         The Corporation is authorized to provide, whether by bylaw, agreement or otherwise, indemnification of agents (as defined in Section 317 of the General Corporation Law of California) in excess of that expressly permitted by said Section 317 for those agents of the Corporation for breach of duty to the Corporation and its stockholders; provided, however, that such provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) of subdivision (a) of Section 204 of the General Corporation Law of California or as to circumstances in which indemnity is expressly prohibited by said Section 317.

                                   ARTICLE VII

         Any repeal or modification of Article V or Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

         1. The foregoing Amended and Restated Articles and this Certificate have been approved by the Board of Directors of the Corporation.

         2. The foregoing Amended and Restated Articles was approved by the required vote of the shareholders of the corporation entitled to vote in accordance with Sections 902 and 903 of the California Corporation Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing Amended and Restated Articles was 10,013,017 shares of Common Stock; and the number of shares of Common Stock voting in favor of the foregoing Amended and Restated Articles equaled or exceeded the required majority vote of outstanding shares of Common Stock voting as a class. No shares of Preferred Stock were outstanding.

         WE FURTHER DECLARE under penalty of perjury and the laws of this State of California that the matter set forth in this Certificate are true and correct to the best of our knowledge.

Dated: _________________, 1999                 Dated: _________________, 1999


By _________________________                   By ______________________
         Patrick W. Moore                               Roy L. Gayhart
         Chief Executive Officer                        Secretary

                                PHOTOMATRIX, INC.
              FOR ANNUAL MEETING OF SHAREHOLDERS -SEPTEMBER 23, 1999

The undersigned stockholder of Photomatrix, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 2, 1999, and hereby appoints Patrick W. Moore as the primary proxy and attorney-in-fact, and James P. Hill as the secondary proxy and attorney-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Photomatrix, Inc. (the "Annual Meeting") to be held at the 1958 Kellogg Avenue, Carlsbad, California 92008, on September 23, 1999 at 10:00 a.m. and at any and all postponements and adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, as specified below:

PROPOSAL 1

/_/ FOR the Election of            /_/ AGAINST the Election of         /_/ ABSTAIN
Directors                          Directors

PROPOSAL 2

/_/ FOR the Approval               /_/ AGAINST the Approval            /_/ ABSTAIN
of an Amendment to                 of an Amendment to
the Company's Amended and          the Company's Amended and
Restated Articles of               Restated Articles of
Incorporation to Effect            Incorporation to Effect
Change of Company                  Change of Company
Name to National Manufacturing     Name to National Manufacturing
Technologies, Inc.                 Technologies, Inc.

PROPOSAL 3

/_/ FOR the Appointment            /_/AGAINST the Appointment          /_/ ABSTAIN
of Independent Auditors            of Independent Auditors

and in their discretion, upon such other matter or matters as may properly come before the Annual Meeting and any adjournments or postponements thereof

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS

(Please Sign and Date the Proxy on Reverse Side)

DATED: _____________________, 1999


------------------------------------------
(Signature)


------------------------------------------
(Signature)

Please sign exactly as your name appears above. Give your full title if signing in other than individual capacity. All joint owners should sign.